Exhibit 5.1

As of February 8, 2021

Zomedica Corp.

We have acted as Canadian counsel to Zomedica Corp., a corporation organized under the laws of the Province of Alberta (the “Company”), in connection with the preparation of a prospectus supplement dated February 8, 2021 (the “Prospectus Supplement”), which Prospectus Supplement supplements the base prospectus of the Company dated January 30, 2019 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), and forms part of the Registration Statement of the Company (the “Registration Statement”) on Form S-3, Registration No. 333-228926, filed by the Company with the Securities and Exchange Commission (the “Commission”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus relates to the offer and sale (the “Offering”) of: (i) 91,315,790 common shares of the Company (the “Common Shares” and the Common Shares being offered and sold are the “Offered Shares”)); and (ii) 13,697,368 Common Shares (the “Option Shares”) subject to issuance pursuant to an over-allotment option (the “Over-Allotment Option”) granted pursuant to the Underwriting Agreement (as defined below).

The Offering is being effected pursuant to an amended and restated underwriting agreement (the “Underwriting Agreement”) dated February 8, 2021 between H.C Wainwright & Co., LLC (the “Underwriter”) and the Company

As Canadian counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Offered Shares and Option Shares, pursuant to the Offering, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereto and By-laws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company, and a Pricing Committee of the Board of Directors of the Company, each relating to the issuance and sale of the Shares, and Option Shares; (iii) the executed Underwriting Agreement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have also assumed that the Underwriting Agreement constitutes valid and binding obligations of the parties thereto, enforceable in accordance with its terms. Based upon the foregoing, we are of the opinion that: (i) the Offered Shares when issued pursuant to the terms and conditions of the Underwriting Agreement including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable Common Shares; and (ii) the Option Shares, when issued pursuant to the terms and conditions of the Underwriting Agreement including the due exercise of the Over-Allotment Option by the Underwriter and receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable Common Shares.

Our opinion is given as of the date hereof and we assume no obligation to update our opinion. Further, our opinion is provided only to the addressee, and we have no responsibility or obligation to consider the accuracy or the correctness of this opinion to any other person other than the addressee.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Offered Shares and Option Shares covered by the Prospectus Supplement while the Registration Statement is in effect and the Prospectus is available for such offer, sale and issuance, as applicable.

We are authorized to practice law in the Province of Alberta. The opinions set forth in this letter are limited solely to the laws of the Province of Alberta and the laws of Canada applicable therein, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 8, 2021 and which is incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters”. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP